UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 24, 2012

TPC Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34727	20-0863618
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

5151 San Felipe, Suite 800, Houston, Texas 77056
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 627-7474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 24, 2012, TPC Group Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Sawgrass Holdings Inc., a Delaware corporation (“Parent”), and Sawgrass Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”).

The Merger Agreement provides for, upon the terms and subject to the conditions in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of First Reserve Corporation (“First Reserve”) and SK Capital Partners (“SK Capital”) and were formed by First Reserve and SK Capital in order to acquire the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (other than (i) any shares owned by Parent, Merger Sub or any other subsidiary of Parent, (ii) shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (iii) shares owned by the Company in treasury or by direct or indirect wholly owned subsidiaries of the Company) will be cancelled and will be converted automatically into the right to receive $40.00 per share in cash, without interest (the “Merger Consideration”).

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special meeting that will be held on a date to be announced. Consummation of the Merger is subject to customary conditions, including without limitation: (i) the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger (the “Company Stockholder Approval”); (ii) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the European Commission under Council Regulation (EC) No 139/2004 of the European Union, as amended; and (iii) the absence of any order enjoining or prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and (y) the other party’s compliance with its obligations under the Merger Agreement in all material respects. Availability of financing for the Merger is not a condition to the Acquiring Parties’ obligations to consummate the Merger.

The Company has made customary representations and warranties to the Acquiring Parties in the Merger Agreement. The Company has also entered into certain customary covenants and agreements in the Merger Agreement, including, without limitation, covenants regarding (i) the conduct of the business of the Company prior to the consummation of the Merger and (ii) the calling and holding of a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval.

Under the Merger Agreement, the Company is subject to customary “no-shop” restrictions on its ability to solicit a takeover proposal from third parties or to provide information to or engage in discussions with third parties regarding a takeover proposal. The no-shop provision is subject to customary exceptions that allow the Company under certain circumstances to provide information to and participate in discussions with respect to certain unsolicited takeover proposals.

The Merger Agreement contains certain termination rights for both the Company and the Acquiring Parties. The Board of Directors may cause the Merger Agreement to be terminated in response to a superior takeover proposal only under specified circumstances. If the Merger is not consummated on or before the date that is six months after August 24, 2012, either party may terminate the Merger Agreement.

The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee in an amount equal to $19 million in cash and/or reimburse the Acquiring Parties’ out-of-pocket expenses incurred in connection with the Merger Agreement up to a maximum amount of $2.5 million in cash (which reimbursement would be credited against the amount of the termination fee, if any, subsequently payable by the Company pursuant to the Merger Agreement). The Merger Agreement also provides that Parent will be required to pay to the Company a reverse termination fee (the “Parent Termination Fee”) of $45 million in cash upon termination under certain specified circumstances.

FR XII Alpha AIV, L.P., FR XII-A Alpha AIV, L.P. and SK Capital Partners III, L.P. (collectively, the “Sponsors”) have provided limited guarantees in favor of the Company, guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including the payment of the Parent Termination Fee.

The Acquiring Parties have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which the Acquiring Parties expect, together with any Company cash, will be sufficient to pay the aggregate Merger Consideration, make payments in respect of the Company’s outstanding equity awards, refinance certain indebtedness of the Company and pay related fees and expenses in connection with transactions contemplated by the Merger Agreement. The Sponsors have committed to capitalize Parent, at or prior to the Closing, with an aggregate cash equity contribution in the amount of $423.7 million on the terms and subject to the conditions set forth in the equity commitment letters entered into by the Sponsors in connection with the Merger.

Bank of America, N.A. (“BofA”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, together with BofA, “BofAML”), Jefferies Finance LLC (“JEFF”) and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with BofAML and JEFF, the “Lenders”) have committed to provide a $250 million senior secured asset-based revolving credit facility and a $600 million senior secured credit facility (the “Bridge Facility”), in each case, on the terms and subject to the conditions set forth in the debt commitment letter entered into by the Lenders in connection with the Merger (the “Debt Commitment Letter”). The Company also will either (i) issue an aggregate principal amount of senior secured notes of up to $600 million in gross proceeds in a Rule 144A or other private placement, or (ii) to the extent the Company does not receive such amount of gross proceeds of senior secured notes on the closing date, borrow up to $600 million (minus the amount of gross proceeds from any senior secured notes issuance) of senior secured increasing rate loans under the Bridge Facility. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, a “marketing period” condition of 15 consecutive business days.

In addition, in connection with the execution of the Merger Agreement, stockholders of the Company representing approximately 22% of the Company’s outstanding shares, including QVT Fund LP, One East Partners Master, LP and certain directors of the Company who own shares of the Company, have entered into voting agreements (the “Voting Agreements”) with Parent pursuant to which such stockholders agreed to vote in favor of the Merger and the adoption of the Merger Agreement, subject to the limitations set forth in the Voting Agreements. The obligations under the Voting Agreements will terminate if, among other reasons, the Merger Agreement is terminated in accordance with its terms.

The Company’s Board of Directors, acting on the recommendation of a special committee consisting entirely of independent directors, unanimously approved the terms of the Merger Agreement and resolved to recommend adoption of the Merger Agreement by the Company’s stockholders. Two members of the Board of Directors who are also members of management abstained from the vote approving the Merger and Merger Agreement. Perella Weinberg Partners LP (“Perella Weinberg”) is serving as the financial advisor to the Company in connection with the Merger and the Merger Agreement. On August 24, 2012, Perella Weinberg delivered a written opinion to the Board that, as of the date of the opinion and subject to the assumptions, qualifications and limitations contained in the opinion, the consideration to be offered to the stockholders of the Company (other than affiliates of Parent) in the Merger is fair from a financial point of view to such stockholders.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Acquiring Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Acquiring Parties or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Company, the Acquiring Parties or any of their respective affiliates or businesses. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Item 8.01	Other Events.

On August 27, 2012, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

*        *        *

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed merger. The Company plans to file a definitive proxy statement with the SEC in connection with the proposed Merger. Investors and security holders of the Company are urged to carefully read the definitive proxy statement when it becomes available because it will contain important information about the transaction.

A definitive proxy statement will be mailed to the Company’s stockholders seeking their approval of the proposed Merger. Investors and security holders may obtain a free copy of the definitive proxy statement when it becomes available, and other documents filed by the Company with the SEC, at the SEC’s website at www.sec.gov. Free copies of the documents filed with the SEC by the Company will be available on the Company’s website at http://www.tpcgrp.com/com under the “Investors” tab, by directing a request to the Company, Attention: Investor Relations, 5151 San Felipe, Suite 800, Houston, Texas 77056, or by calling (713) 627-7474. Investors may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of the persons who may be participants in the solicitation will be set forth in the definitive proxy statement (when available). Information concerning beneficial ownership of the Company’s common stock by its directors and certain executive officers is included in its proxy statement relating to its 2012 annual meeting of stockholders filed with the SEC on April 26, 2012 and subsequent statements of changes in beneficial ownership on file with the SEC.

Forward-Looking Statements

This filing contains forward-looking statements, which are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement; (3) the inability to complete the proposed Merger due to the failure to satisfy the conditions to the Merger, including obtaining the approval of the Company’s stockholders, antitrust and competition clearances and other closing conditions; (4) risks that the proposed Merger disrupts current plans and operations of the Company; (5) potential difficulties in employee retention as a result of the proposed Merger; (6) the ability to recognize the benefits of the proposed Merger; (7) legislative, regulatory and economic developments; and (8) other factors described in the Company’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of the Company to control or predict. The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated August 24, 2012 among TPC Group Inc., Sawgrass Holdings Inc. and Sawgrass Merger Sub Inc.

99.1	Press Release dated August 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPC Group Inc.

Date: August 27, 2012	By:	/s/ Rishi A. Varma
Rishi A. Varma
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated August 24, 2012 among TPC Group Inc., Sawgrass Holdings Inc. and Sawgrass Merger Sub Inc.

99.1	Press Release dated August 27, 2012.

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